Exhibit 99.1

LECG CORPORATION ANNOUNCES PRELIMINARY FOURTH QUARTER 2007 RESULTS

Revenues and EPS from Ongoing Operations Will Be Below Prior Guidance

Will Record Q4 $6-7 Million Restructuring Charge Associated with Recovery Plan

Divests Silicon Valley Operations

Emeryville, CA, January 29, 2008 — LECG Corporation (NASDAQ: XPRT), a global expert services firm, today announced preliminary results for the fourth quarter ended December 31, 2007.  The company also provided information on a restructuring charge to be recorded in the fourth quarter associated with the completion of the company’s recovering value plan and on a loss from the disposition of LECG’s Silicon Valley Expert Witness Group (SVEWG) subsidiary as part of its strategic refocusing. Finally, the company commented on the pending U.S. Tax Court case involving Dr. David Teece, vice chairman.

Fourth Quarter Preliminary Results

Fourth quarter revenues are estimated to be in the range of $87-89 million, which excludes approximately $2.7 million in revenues from the company’s SVEWG subsidiary that was divested on December 31, 2007. Including revenue from discontinued operations, total revenues for the quarter are estimated to be in the range of $90-92 million. The company’s previous fourth quarter revenue outlook was $95-98 million.

Fourth quarter loss per share is estimated to be in the range of $(0.10)-$(0.11). This reflects restructuring charges of $0.16 per share associated with the completion of the company’s recovering value plan and a loss from the disposition of discontinued operations of $(0.08) per share. Excluding these charges, income per diluted share is estimated to be in the range of $0.13-$0.14. The company’s previous fourth quarter net income per share outlook was $0.24-$0.26, excluding the impact of any restructuring or other one-time charges. The variance in income per share compared with guidance is a direct result of the revenue shortfall.

Michael Jeffery, LECG chief executive officer, commented, “As we stated on our third quarter call, demand was robust in October, and it remained strong through most of November. In December, however, we experienced far greater seasonality in our business than anticipated. More vacation was taken over the holidays than forecasted, particularly in Europe, and a number of key engagements wound down. Importantly, the progress made on our recovering value plan during the first nine months of 2007, and its conclusion in the fourth quarter ensured that cost levels met our expectations.”

Mr. Jeffery continued, “We are disappointed by this revenue shortfall against our outlook. We believe, however, that this does not reflect a fundamental change in the underlying demand for our services and that no further right-sizing actions are needed. We remain focused on our long-term objectives: delivering organic revenue growth while improving profitability and cash flow from operations.”

Fourth Quarter Restructuring Charge and Divestiture of Silicon Valley Expert Witness Group

As part of the final steps of its recovering value plan implementation, LECG anticipates recording a fourth quarter 2007 restructuring charge in the range of $6-7 million, including: write-offs of unamortized signing bonus expense and expert compensation advances; severance expense for experts, professional staff and administrative personnel; and lease termination costs. The company anticipates $1-2 million of these charges will be cash expenses and the remaining $5-6 million will be non-cash.

Additionally, at the end of the fourth quarter, LECG completed the disposition of its Silicon Valley Expert Witness Group (SVEWG) subsidiary, and the company will record a fourth quarter 2007 loss on the sale of this operation of approximately $2.2 million, or $(0.08) per share. Historical results for this group will be accounted for as a discontinued operation. SVEWG revenues were approximately $2.7 million for the fourth quarter and approximately $11.0 million for the full year 2007.

Mr. Jeffery concluded, “Execution of LECG’s recovering value plan concluded in the fourth quarter. We finalized the structure of a new expert equity incentive and retention compensation program and completed the evaluation of our strategic and geographic footprint, resulting in the divestiture of SVEWG as well as facility closures in three locations. We will discuss all of these actions and our 2008 outlook in detail when we report our fourth quarter results in February. LECG remains committed to creating a business that delivers steady, profitable growth and an attractive, sustainable return to shareholders.”

Comment on Dr. David Teece’s U.S. Tax Court Case

Mr. Jeffery stated, “As a separate issue, the company became aware this past Friday, January 25th of a pending U.S. Tax Court case involving Dr. David Teece, LECG’s vice chairman. This is a civil lawsuit in which the company has had no involvement, and at this time, it is inappropriate for us to comment. LECG’s board of directors is currently reviewing the situation.”

Fourth Quarter 2007 Results Reporting Date

LECG will release financial results for the fourth quarter ended December 31, 2007 immediately following the close of the market on Tuesday, February 12, 2008. LECG will host a conference call and live webcast at 5:00 p.m. Eastern time / 2:00 p.m. Pacific time that day. A live webcast of this conference call will be accessible through the investor relations section of the company’s website at www.lecg.com.  A webcast replay of the call will be available one hour after completion.

About LECG

LECG, a global expert services firm with more than 830 experts and professionals in 29 offices around the world, provides independent expert testimony, original authoritative studies, and strategic advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies worldwide. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. NASDAQ: XPRT

The financial results for the fourth quarter of 2007 are preliminary and subject to adjustment.  Statements in this press release concerning the future business, operating and financial condition of the company, including expectations regarding revenues and net income for the remainder of 2007, and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those expectations. Risks that may effect actual performance include dependence on key personnel, the cost and contribution of acquisitions, risks inherent in international operations, management of professional staff, dependence on growth of the company’s service offerings, the company’s ability to integrate new experts successfully, intense competition, and potential professional liability. Further information on these and other potential risk factors that could affect the company’s financial results is included in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to update any of its forward looking statements after the date of this press release.

Contacts

Steven R. Fife, Chief Financial Officer, 510-985-6700

Erin Glenn, Investor Relations, 510-985-6990, investor@lecg.com